Exhibit 99.2

Kentucky USA Energy, Inc. Announces Joint Venture with 7921 Energy LLC

LONDON, KY; August 27, 2009: Kentucky USA Energy, Inc. (the “Company”) (OTCBB: KYUS), announced today that the Company has entered into a joint venture (“JV”) agreement with 7921 Energy LLC (“7921”) to develop natural gas and oil prospects in, above and below the New Albany Shale formation on new acreage in Todd, Muhlenberg and Christian counties in western Kentucky where the Company recently acquired farm-out rights from Thomasson Petroleum Enterprises, Inc. (“TPE”). The additional farm-out acreage is adjacent to the Company’s existing leasehold property and the wells to be drilled under this JV agreement will utilize the Company’s field gathering system that is currently in final phases of being connected to the Olive Grove Gathering & Treatment Facility owned by Seminole Gas Company, LLC.

Under the terms of the JV agreement, 7921 will have the right to participate with the Company in drilling and developing up to 40 wells on the newly acquired farm-out acreage. Phase 1 under this JV agreement will consist of drilling and completing ten (10) wells. Under the terms of the JV, 7921 will earn a 50% working interest in each of the first ten wells, which translates to a 37.5% net revenue interest, in exchange for providing the Company with $1,675,000 to acquire its interest in the Phase 1 wells.

Andrew Golden, President of 7921 Energy stated, “We have known the management of Kentucky USA for many years. That along with their proven track record in western Kentucky makes this an outstanding opportunity for both companies.”

“This is an exciting opportunity for us to work together with 7921 on a new project in the New Albany Shale. In addition, on this new acreage from TPE, we have the opportunity to develop and produce all horizons above and below the New Albany Shale,” said Steven Eversole, CEO of Kentucky USA Energy. “We feel that this partnership will allow us to capitalize on our experience to grow our portfolio of natural gas wells, to increase our reserves, and, we expect, to bring these wells to production as early as this year. This is yet another step to grow our Company and enhance shareholder value.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing, exploration stage independent energy company with, it believes, the experience and technological expertise to exploit the gas resources on its properties in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling, processing and distribution agreements, the continued commitment of drill rig operators and future economic conditions and the volatility and decreases in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

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